UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 10, 2017

RICEBRAN TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 10, 2017, RiceBran Technologies (the “Company”) received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that for 30 consecutive business days the Company’s common stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5550(a)(2) (the “Rule”).

The Nasdaq notification has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market. Consistent with the Rule, Nasdaq provided the Company with a compliance period of 180 calendar days, or until September 6, 2017, to regain compliance with the Rule. To regain compliance with the Rule, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180 calendar day period.

If the Company does not achieve compliance with the Minimum Bid Price Requirement by September 6, 2017, Nasdaq will provide written notification to the Company that the common stock and Class A warrants are subject to delisting. However, the Company may be eligible for additional time to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement. To qualify for more time, the Company will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, Nasdaq will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to Nasdaq that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s securities will be subject to delisting.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement.

As previously reported in the Current Report on Form 8-K, as filed by the Company on February 17, 2017 with the Securities and Exchange Commission, the Company received a determination letter (the “Staff Determination Letter”) on February 16, 2017 from the Nasdaq Listing Qualifications Staff stating that the Company had not regained compliance with the minimum stockholders’ equity requirement of $2.5 million pursuant to Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”). The Staff Determination Letter also stated the Company’s common stock would be delisted from The Nasdaq Capital Market at the opening of business on February 27, 2017 unless the Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company requested a hearing before the Panel, which is scheduled for March 30, 2017. At the hearing, the Company will present a plan to regain compliance with the Minimum Stockholders’ Equity Requirement and will request that the Panel allow the Company additional time within which to regain compliance.

Until the Panel renders a decision subsequent to the hearing, any delisting action in connection with the Minimum Stockholders’ Equity Requirement will be stayed and the Company’s common stock and Class A warrants will continue to trade on The Nasdaq Capital Market under the symbols “RIBT” and “RIBTW,” respectively. However, there can be no assurance that the Panel will grant the Company any additional time or that the Company will meet the Minimum Stockholders’ Equity Requirement in the near future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: March 16, 2017	By:	/s/ Robert Smith
Robert Smith
Chief Executive Officer
(Duly Authorized Officer)